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                                                                  Exhibit 10.67

                           TECHNOLOGY RIGHTS AGREEMENT

         This Technology Rights Agreement (the "AGREEMENT") is made effective as of March 1, 2000 (the "EFFECTIVE DATE"), by and between Calypte Biomedical Corporation ("CALYPTE"), a California corporation, and Chronix Biomedical, a California corporation ("CHRONIX").

         1.       DEFINITIONS.

                  Whenever used in this Agreement, the following terms will have the following meanings:

                  1.1 "CONFIDENTIAL INFORMATION" means all confidential or propriety information of Chronix or Calypte disclosed by one of them to the other in writing and reasonably identified in writing as confidential or proprietary, or reduced to writing, and so identified, within thirty (30) days after an oral disclosure, by either party to the other in connection with this Agreement. Confidential Information will not include: (a) information which is or which becomes publicly known through lawful means; or (ii) information which is lawfully disclosed by the disclosing party, or by a third party who rightfully possesses the information, to others or the other party without confidential or proprietary restriction.

                  1.2 "FIELD" means any urine-based medical diagnostic test.

                  1.3 "DIAGNOSTIC TECHNOLOGY" means any information, inventions, and discoveries made, conceived, derived, or otherwise reduced to practice by Chronix related to the Field.

                  1.4 "NET SALES" means total revenues received from sales of products or services to customers less any quantity discounts, rebates, sales taxes, and allowance for bad debts and returns.

         2.       RIGHTS OF THE PARTIES TO EXECUTE AND DELIVER THIS AGREEMENT.

                  The parties hereby represent and warrant to each other that the representing party (a) has full right and power to execute and deliver this Agreement, and (b) is not subject to nor a party to any agreement or legal order or constraint that would be violated by the representing party's execution and delivery and performance of this Agreement. Chronix represents that it has not assigned or otherwise transferred to any third party any rights that may be assigned to Calypte pursuant to this Agreement.

         3.       TERM.

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                  The term of this Agreement will be from and including March 1,
2000 through and including the earliest of (a) the date agreed in writing by Calypte and Chronix, or (b) 5:00 p.m. California time on March 1, 2007; provided that upon any termination hereof, except as may be otherwise specifically agreed in writing by Calypte and Chronix or their permitted successors, assigns or legal representatives, the rights of the parties accrued prior to the date of such termination, and the provisions of Sections 4 through 9 hereof, will survive any such termination.

         4.       FIRST RIGHT OF REFUSAL.

                  During the term of this Agreement, Chronix will promptly disclose in writing to Calypte, in commercially reasonable detail, any Diagnostic Technology. Such disclosure will be considered to be Confidential Information of Chronix. Calypte will have sixty (60) days from and including the date of Calypte's receipt of such disclosure to express in writing to Chronix Calypte's interest in obtaining from Chronix an exclusive, worldwide license to practice, make or have made, use, sell, distribute, and license to others, any invention or discovery made by Chronix within the Field covered by such disclosure. Any such written expression of interest by Calypte to Chronix will be considered to be Confidential Information of Calypte. If by the end of such 60-day period Calypte has not delivered to Chronix Calypte's written expression of such interest, Calypte will have no further rights to the Diagnostic Technology covered by such particular disclosure, and Chronix may thereafter enter into such agreement or agreements with such third party or parties as he desires, on such terms as he desires, with respect to such relevant Diagnostic Technology. If Calypte does, within such 60-day period, deliver to Chronix such written expression of Calypte's interest in the Diagnostic Technology so disclosed, Chronix and Calypte will enter into a binding license agreement (each a "DIAGNOSTIC TECHNOLOGY LICENSE AGREEMENT"), having the terms set forth in
Section 5 hereof, within ninety (90) days after the date such written expression of interest is delivered by Calypte to Chronix.

         5.       TERMS OF DIAGNOSTIC TECHNOLOGY LICENSE AGREEMENT(S).

                  Each Diagnostic Technology License Agreement will contain customary and commercially reasonable provisions customary for the license of medical diagnostic technology in the United States, and will provide that, as consideration for the grant of an exclusive, worldwide license in perpetuity to the relevant Diagnostic Technology by Chronix to Calypte thereunder, Calypte will pay to Chronix, as will be specified in such Diagnostic Technology License Agreement, (a), as a license fee, a one-time cash payment equal to the total documented direct costs incurred by Chronix or on Chronix's behalf related to the development of the licensed Diagnostic Technology, and (b) a running royalty, paid quarterly within forty-five (45) days after the end of the relevant quarter, equal to five percent (5%) of Net Sales of Calypte from any products or services incorporating such Diagnostic Technology.

         6.       TITLE TO CERTAIN INVENTIONS, DISCOVERIES AND PATENTS.

                  Unless otherwise agreed to by both parties, any invention, discoveries or patent rights made, conceived, derived, or otherwise reduced to practice by Chronix, will be the property of Chronix subject to the rights of Calypte under Sections 4 and 5 hereof with respect thereto.

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         7.       PATENT COOPERATION.

                  If Calypte exercises its first right of refusal under Section 4 hereof as to the relevant Diagnostic Technology, the parties will consult with and cooperate with each other regarding the filing of all patent applications with respect to such relevant Diagnostic Technology.

         8.       EFFECT OF AGREEMENT BY THE COMPANY WITH HOWARD B. URNOVITZ.

Calypte and Howard B. Urnovitz, Ph.D., who is at the date hereof both a principal of Chronix and Chief Scientific Officer of Calypte, are parties to a Restated Technology Rights Agreement (the "CALYPTE AGREEMENT") of even date herewith by which Calypte has a right of first refusal to license from Dr. Urnovitz, under terms identical to those described in Section 5 hereof, certain Diagnostic Technology that may be developed by Dr. Urnovitz during the term of the Calypte Agreement and that does not otherwise belong to Calypte under any employee invention assignment agreements between Calypte and Dr. Urnovitz. In the event that any Diagnostic Technology is developed by Dr. Urnovitz in the course of his employment by or consultancy for Chronix that becomes, by operation of law, including under any employee or consultancy invention assignment between Dr. Urnovitz and Chronix, the property of Chronix, then such Diagnostic Technology, if licensed by Calypte pursuant to its right of first refusal under this Agreement, will be licensed under this Agreement and not pursuant to the Calypte Agreement, and thus Calypte will pay only one license fee and royalty therefor, to Chronix and not to Dr. Urnovitz; Chronix is aware that the Calypte Agreement contains provisions identical in substantive respect to this Section 8.

         9.       CONFIDENTIAL INFORMATION.

                  The parties will maintain as confidential and will not use, except as permitted hereby, nor disclose to any third party except as may be required by law (and then with reasonable advance notice to the other party of such legally-required disclosure), all Confidential Information of the other party so long as it remains Confidential Information.

         10.      MISCELLANEOUS.

                  10.1 NOTICES. All notices required or permitted to be given under this Agreement will be given in writing and will be effective when either personally delivered (including delivery by FedEx or other courier), or when sent by facsimile, or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

                  To Chronix:               Chronix Biomedical
                                            1440 Fourth Street
                                            Berkeley, California 94710
                                            Attn: Chief Executive Officer
                                            Facsimile: ___-___-____

                  To Calypte:               Calypte Biomedical Corporation
                                            1265 Harbor Bay Parkway

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                                            Alameda, California 94502
                                            Attn: Chief Executive Officer
                                            Facsimile: 510-814-8505

or such other address as either party may hereinafter specify by written notice to the other under this Section 10.1. Such notices and communications will be deemed effective on the date of delivery by hand or upon confirmed answerback by facsimile, or fourteen (14) days after having been sent by registered or certified mail.

                  10.2 ENTIRE AGREEMENT; AMENDMENT AND WAIVERS. This Agreement is the entire agreement between Calypte and Chronix with respect to the specific subject matter hereof, superseding in their entirety all other or prior agreements or understandings between them with respect to the specific subject matter hereof. Chronix acknowledges that Calypte and Howard B. Urnovitz, Ph.D., a principal of Chronix, are parties to a Restated Technology Rights Agreement relating to Diagnostic Technology, a copy of which Restated Technology Rights Agreement has been furnished by Calypte to Chronix; the terms and conditions of this Agreement will control the relationship of Chronix and Calypte with respect to the matters described herein. This Agreement may not be modified, amended, or terminated, nor may any term hereof be waived, except by an instrument in writing, signed by Calypte and Chronix. No such waiver will operate as a waiver of, or estoppel with respect to, any other or subsequent matter. No failure to exercise and no delay in exercising any right, remedy, or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

                  10.3 SEVERABILITY; ENFORCEMENT. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, as written, in whole or in part, such provision will be deemed to be amended to the extent necessary to be enforceable and applied by such court in the broadest possible manner consistent with enforceability, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances will remain in full force and effect.

                  10.4 ASSIGNMENT; BINDING EFFECT. This Agreement may be assigned by Calypte or Chronix to any successor in business to Calypte or Chronix, as the case may be, which purchases all or substantially all of the assets of Calypte or Chronix, as the case may be, and which assumes in writing this Agreement and all obligations of Calypte or Chronix, as the case may be, hereunder. This Agreement will be binding upon and will inure to the benefit of the parties and their respective successors, permitted assigns, and legal representatives, and will not benefit any person or entity other than the parties hereto and such specific persons so described.

                 910.5. [SIC] REMEDIES. The parties agree that in the event of any breach or threatened breach of any of the covenants of Chronix herein, the damage or imminent damage to the value and the goodwill of Calypte's business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Calypte will be entitled to injunctive relief (including, without limitation, relief in the nature of a temporary restraining order) against Chronix in the event of any breach or threatened breach of

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any such covenants by Chronix, in addition to any other relief (including damages) available to Calypte under this Agreement or under law.

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                  10.6. GOVERNING LAW. The validity, interpretation,
enforceability, and performance of this Agreement will be governed by and construed in accordance with the law of the State of California without regard to its principles of conflict of laws.

CHRONIX BIOMEDICAL:                 CALYPTE BIOMEDICAL CORPORATION:

By: /s/  William A. Boeger            By: /s/ Nancy E. Katz
   --------------------------            --------------------------
Name: William A. Boeger               Name: Nancy E. Katz
      -----------------------               -----------------------
Title:  President                     Title: President / COO/CFO
      -----------------------                -----------------------

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